EXHIBIT 10.50

   AMENDMENT NO. 11 TO FINANCING AGREEMENTS


                         January 21, 1994

   Congress Financial Corporation
     (Southwest)
   1201 Main Street
   Dallas, Texas 75250

   Gentlemen:

       Congress Financial Corporation (Southwest)
   ("Lender"), Farah U.S.A., Inc. ("Farah USA") and
   Value Clothing Company, Inc. ("Value Clothing") have entered into financing arrangements pursuant to the Accounts Financing Agreement [Security Agreement], dated as of August 2, 1990, between Lender and Farah
   USA and various supplements thereto, as amended pursuant to Amendment No. 1 to Financing Agreements, dated November 5, 1990, Amendment No. 2 to Financing
   Agreements, dated February 11, 1991, Amendment No.
   3 to Financing Agreements, dated January 29, 1992,
   Amendment No. 4 to Financing Agreements dated June
   25, 1992, Amendment No. 5 to Financing Agreements, dated August 31, 1992, Amendment No. 6 to Financing
   Agreements, dated September 4, 1992, Amendment No.
   7 to Financing Agreements, dated September 16, 1992,
   Amendment No. 8 to Financing Agreements, dated as of
   May 7, 1993, Amendment No. 9 to Financing
   Agreements, dated July 16, 1993, Amendment No. 10 to Financing Agreements, dated November 3, 1993, and as amended pursuant to the letter agreement dated as of October 28, 1992 (collectively, as so amended and as amended hereby, the "Accounts Agreement", and together with all supplements thereto, including, but not limited to, the Covenant Supplement to Accounts Financing Agreement [Security Agreement] dated as of August 2, 1990 (the "Covenant
   Supplement"), and all other agreements, documents and instruments at any time executed and/or delivered in connection with any of the foregoing or related thereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"), which
   Financing Agreements include, inter alia, the guarantees of all obligations of Farah USA and Value
   Clothing to Lender by each of Farah Incorporated, Farah International, Inc., Farah Sales Corp., Farah
   Manufacturing Company, Inc., Farah Manufacturing

   Company of New Mexico, Inc., Farah Clothing Company,
   Inc., FTX, Inc., Radco Sportswear, Inc., Value
   Slacks, Inc., Farah Manufacturing Services, Inc.,
   Farah Licensing Company and Corporacion Farah Costa
   Rica S.A. (individually and collectively
   "Guarantors").

            Farah USA, Value Clothing, Guarantors and
   Farah Manufacturing (U.K.) Limited have requested that Lender enter into financing arrangements with Farah Manufacturing (U.K.) Limited and certain amendments to the financing agreements and Lender is willing to enter into such financing arrangements with Farah Manufacturing (U.K.) Limited and agree to such amendments subject to the terms and conditions set forth herein. By this Agreement, Lender, Farah
   USA, Value Clothing, Guarantors and Farah
   Manufacturing (U.K.) Limited desire and intend to set forth the terms of such financing arrangements and evidence such amendments.

       In consideration of the foregoing and the respective agreements and covenants contained herein, the parties hereto agree as follows:

       1.   Definitions.

   (a)  Amendments to Definitions.

                 (i)  All references to the term
   "Borrowers" in the Financing Agreements shall be deemed and each such reference is hereby amended to mean, individually and collectively, jointly and severally, Farah USA, Value Clothing and Farah UK
   (as hereinafter defined) and their respective successors and assigns.

                 (ii) All references to the term
   "Financing Agreements" in the Financing Agreement shall be deemed and each such reference i hereby amended to include, in addition and not in limitation, this Amendment and the Farah UK
   Agreements.

                 (iii) All references to the term
   "Maximum Credit" in the Financing Agreements shall be deemed and each such reference is hereby amended to mean, as of any time, the amount equal to $40,000,000 as reduced, automatically and without further action by any party hereto, by an amount equal to the aggregate amount of the loans outstanding as of such time made by Lender to Farah
   UK pursuant to the terms hereof.

                 (iv) All references to the term
   "Obligations" in the Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, any and all loans, indebtedness, liabilities and obligations of any kind owing by Farah UK to Lender, however evidenced, whether as principal, guarantor or otherwise, whether arising under the Accounts
   Agreement, this Amendment, or otherwise, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed or extended, and whether arising directly or acquired from others (including, without limitation, participations or interests of Lender in obligations of Farah UK to others) and including, without limitation, Lender's charges, commissions, interest, expenses, costs and attorneys' fees chargeable to Farah UK in connection with all of the foregoing.

            (b)  Additional Definitions.  As used
   herein, the following terms shall have the respective meanings given to them below and the Accounts Agreement (including all supplements thereto) shall be deemed and is hereby amended to include, in addition and not in limitation, each of the following definitions -

                 (i)    "Current Assets" shall mean the
   aggregate net book value of all assets of any Person and its subsidiaries, on a consolidated basis, calculating the book value of inventory for this purpose on a first-in-first-out basis, which would, in accordance with GAAP, be classified as current assets.

                 (ii)   "Current Liabilities" shall
   mean all Indebtedness of any Person and its subsidiaries, on a consolidated basis, which would in accordance with GAAP be classified as current liabilities; and in any event including Indebtedness payable on demand or within one (1) year from the date of determination without any option of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, and including the current portion of long term debt required to be paid within one (1) year.

                 (iii)  "Eligible Farah UK Accounts"
   shall mean Farah UK Accounts in the ordinary course of business arising out of Farah UK's sale of goods or rendition of services, which are and at all times shall continue to be acceptable to Lender in all respects. Standards of eligibility may be fixed and revised from time to time solely by Lender in its exclusive reasonable judgment. In determining eligibility, Lender may, but need not, rely on aging~, reports and schedules of Farah UK Accounts furnished to Lender by Farah USA or Farah UK, but reliance by Lender thereon from time to time shall not be deemed to limit Lender's right to revise standards of eligibility at any time as to both present and future Farah UK Accounts. In general, a Farah UK Account shall not be deemed eligible unless: (A) the Farah UK Account Debtor on such
   Farah UK Account is and at all times continues to be reasonably acceptable to Lender, (B) such Farah UK
   Account complies in all respects with the representations, covenants and warranties set forth herein and in the other Financing Agreements (as if such Farah UK Account was an Eligible Account of
   Farah USA under the terms of the Financing
   Agreements, including, but not limited to, Sections
   6.5 and 6.6 of the Accounts Agreement) and (C) no more than sixty (60) days have elapsed since the due date of such Farah UK Account but in no event more than one hundred twenty (120) days from the invoice date thereof.

                 (iv)   "Eligible Farah UK Inventory"
   shall mean Inventory of Farah UK consisting of finished goods acceptable to Lender in all respects.
   General criteria for Eligible Farah UK Inventory may be established and revised from time to time by Lender in its exclusive reasonable judgment. In determining such acceptability Lender may, but need not, rely on reports and schedules of Inventory furnished to Lender by either Farah UK or Farah USA on behalf of Farah UK, but reliance thereon by Lender from time to time shall not be deemed to limit its right to revise standards of eligibility at any time. In general, except in Lender's sole discretion, Eligible Farah UK Inventory shall not include (A) raw materials, (B) work-in-process (C) spare parts, (D) packaging and shipping materials,
   (E) supplies used or consumed in the business of Farah UK, (F) Inventory subject to a security interest or lien in favor of any third party or subject to a retention of title by any third party,
   (G) Inventory which is not subject to the first priority perfected security interest of Lender, (H)
   Inventory at premises which are not owned and operated by Farah UK, provided, that, any Inventory of Farah UK which would otherwise be deemed Eligible
   Farah UK Inventory at locations which are not owned and operated by Farah UK may nevertheless be considered Eligible Farah UK Inventory if Lender shall have received an agreement in writing, in form and substance satisfactory to Lender, from the holder of such Inventory or the owner and/or operator of such location, as the case may be, pursuant to which such holder, owner and/or operator, if required by Lender acknowledges the first priority lien on such Inventory of Lender, agrees to waive any and all claims such holder, owner and/or operator may, at any time, have against such Inventory, and permits Lender access to and the right to remain on the premises so as to exercise
   Lender's rights and remedies and otherwise deal with the Inventory of Farah UK, (I) bill and hold goods,
   (J) defective goods, (K) obsolete, slow moving and/or discontinued goods, (L) "seconds" and (M)
   Inventory purchased on consignment.

                 (v) "Farah Licensing" shall mean Farah
   Licensing Company, a Delaware corporation, and its successors and assigns.

                 (vi) "Farah UK" shall mean Farah
   Manufacturing (U.K.) Limited, a private limited company incorporated in England, and its successors and assigns.

                 (vii) "Farah UK Account Debtor" shall
   mean each debtor or obligor in any way obligated on or in connection with any Farah UK Accounts.

                            4

                                (viii) "Farah UK
   Accounts" shall mean all of Farah UK's present and future accounts, contract rights, general intangibles, chattel paper, documents and instruments, as such terms are defined in the UCC, including, without limitation, all obligations for the payment of money arising out of Farah UK's sale, lease or other disposition of goods or other property or rendition of services.

                 (ix) "Farah UK Agreements" shall mean
   individually and collectively, the Debenture, dated of even date herewith, between Lender and Farah UK and all agreements, documents and instruments at any time executed and/or delivered by Farah UK to Lender in connection herewith or therewith, as the same now exist or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced.

                 (x) "Farah UK Collateral" shall mean
   all assets and properties of Farah UK at any time subject to a mortgage, charge, assignment, pledge, lien, right of set-off, encumbrance or other security interest (whether fixed or floating) in favor of Lender and including, without limitation, all assets and properties of Farah UK subject to a charge in favor of Lender pursuant to the Farah UK
   Agreements.

                (xi)  "Farah UK Events of Default"
   shall have the meaning set forth in Section 7 of this Amendment.

               (xii)  "Governmental Agency" shall mean
   the government of any country, or any province or state thereof or a local municipality or other political subdivision thereof or any body, department, authority, agency, public corporation or instrumentality of any of the foregoing.

              (xiii)  "Net Amount of Eligible Farah UK
   Accounts" shall mean the gross amount of Eligible
   Farah UK Accounts less sales, excise or similar taxes and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed.

               (xiv)  "Pounds Sterling" shall mean
   legal tender according to the laws of England.

                (xv)  "U.S. Dollars" shall mean legal
   tender according to the laws of the United States of America.

               (xvi)  "U.S. Dollar Equivalent" shall
   mean the number of U.S. Dollars which Lender can purchase with the amount of the available currency, including, without limitation, Pounds Sterling, at any time or from time to time in order to perform any provision of this Amendment or the other
   Financing Agreements, provided that such determination shall be at the buying rate of exchange available to Lender on such date, at such time, at any branch in New York, New York or of any bank, chartered, incorporated or qualified to do banking business under the laws of the United States of America, the State of New York or as may be selected by Lender, in its discretion.

            (c)  Interpretation.  All capitalized terms
   used herein shall have the meaning assigned thereto in the other Financing Agreements, unless otherwise defined herein.

   2.   Farah UK Loans.

            (a)  Lender shall, in its discretion, make
   loans to Farah UK from time to time, at the request of Farah UK or Farah USA on behalf of Farah UK, of up to:

                       (i)  seventy-five (75%) percent of
   the U.S. Dollar Equivalent of the Net Amount of
   Eligible Farah UK Accounts (or such greater or lesser percentage thereof as Lender may determine from time to time); plus

                       (ii)  thirty-five (35%) percent of
   the Value (based on the U.S. Dollar Equivalent) of
   Eligible Farah UK Inventory (or such greater or lesser percentage thereof as Lender may determine from time to time).

            (b)  All loans shall be charged to a loan
   account in the name of Farah UK on Lender's books.
   Lender shall render to Farah USA, as agent for Farah
   UK, each month a statement of its loan account which shall be considered correct and deemed accepted by, and binding upon, Farah UK as an account stated, except to the extent that Lender receives a written notice of any specific exceptions by Farah UK thereto within thirty (30) days after the date of such statement.

            (c)  At Lender's option, all principal,
   interest, fees, commissions, costs, expenses or other charges payable by Farah UK to Lender and any and all loans and advances by Lender to Farah UK may be charged directly to the account of Farah UK maintained by Lender.

            (d)  All loans by Lender to Farah UK shall
   be payable at the offices of Lender specified above or at such other place as Lender may hereafter designate from time to time and at Lender's option and upon the request of Lender, Farah UK shall execute and deliver to Lender one or more promissory notes in form and substance satisfactory to Lender to further evidence such loans.

                      (e)  Interest shall be payable by
   Farah UK to Lender on the last day of each month upon the closing daily balances in its account for each day during such month at a rate equal to the Annual Rate. The Annual Rate shall increase or decrease by an amount equal to each increase or decrease, respectively, in the Index Rate, effective on the first day of the month after any change in the Index Rate based on the Index Rate in effect on the last day of the month in which any such change occurs. The Annual Rate in effect hereunder on the date hereof, expressed in terms of simple interest is 8 1/4 percent per annum. Interest shall be calculated on the basis of a three hundred sixty
   (360) day year and shall be included in each monthly statement of the loan account of Farah UK. Lender shall have the right, at its option, to charge all interest to the loan account of Farah UK on the first day of each month, and such interest shall be deemed to be paid by the first amounts subsequently credited thereto.

            (f)  No agreements, conditions, provisions
   or stipulations contained in this Amendment or in any of the other Financing Agreements or the occurrence of an Event of Default or the exercise by Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Amendment or in any of the other Financing
   Agreements or the arising of any contingency whatsoever shall entitle Lender to collect, in any event, interest exceeding the Maximum Legal Rate, and in no event shall Farah UK be obligated to pay interest exceeding such Maximum Legal Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Farah UK to pay a rate of interest exceeding such Maximum Legal Rate shall be without binding force or effect at law or in equity, to the extent only of the excess of interest over such maximum interest allowed by law.
   In the event any interest is charged in excess of the Maximum Legal Rate (herein referred to as the "Excess"), Farah UK and Lender acknowledge and stipulate that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal of any Obligations due, and, second, returned to Farah UK, it being the intention of the parties hereto not to enter at any time into an usurious or otherwise illegal relationship. The parties hereto recognize that with fluctuations in the Index Rate such an unintentional result could inadvertently occur. By the execution of this Amendment, Farah UK covenants that (i) the credit or return of any Excess shall constitute the acceptance by Farah UK of any such Excess, and (ii) Farah UK shall not seek or pursue any other remedy, legal or equitable, against Lender based, in whole or in part, upon the charging or receiving of any interest in excess of the Maximum Legal Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by Lender in connection with the Obligations of Farah UK shall be amortized, prorated, allocated and spread in equal parts during the entire term of the financing arrangements of Lender with Farah UK.

            (g)  If the applicable state or federal law
   is amended in the future to allow a greater rate of interest to be charged to Farah UK under this Amendment than is presently allowed by applicable state or federal law, then the limitation of interest hereunder and under the Accounts Agreement shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lender by reason thereof shall be payable upon demand.

            (h)  Until the authority of Farah UK to do
   so is curtailed or terminated at any time by Lender, Farah UK shall, at its expense and on behalf of Lender, collect, as the property of Lender and in trust for Lender, all proceeds from the Farah UK
   Accounts and the sale of the Inventory of Farah UK, in whatever form, including, without limitation, all cash, checks, drafts or other instruments and all other proceeds of Collateral. At such time hereafter as Lender may request, Farah UK shall not commingle such collections with Farah UK's own funds. Upon Lender's request, Farah UK shall on the day received deposit all such proceeds into deposit accounts subject to the provisions set forth below for the collection and transfer of sales proceeds.
   At such time as proceeds of Collateral of Farah UK are deposited into deposit accounts subject to the provisions set forth below, such proceeds when received by Lender at such place as Lender may designate from time to time shall be credited to the loan account of Farah UK after adding two (2) business days for remittances by federal funds wire transfers and five (5) business days for collection, clearance and transfer of all other remittances, in each instance conditional upon final payment to Lender.

            (i)  At such time as Lender may request,
   Farah UK shall, in a manner satisfactory to Lender from time to time, enter into deposit account arrangements such that all proceeds of the sale of the inventory of Farah UK of every form, or amounts payable upon letters of credit, bankers' acceptances and other proceeds of such Collateral shall be deposited into a blocked account under Lender's control or deposited into one of the deposit accounts that is approved by Lender with respect to which irrevocable instructions from Farah UK have been accepted by the depository bank to transfer all collected funds to a blocked account under the control of Lender. In connection therewith, Farah
   UK shall execute such instructions, blocked account and other agreements as Lender, in its discretion, shall specify.

            3.   Farah UK Representations, Warranties
   and Covenants. Farah UK hereby represents, warrants and covenants to Lender the following (which shall survive the execution and delivery of this Amendment), the truth and accuracy of which, or compliance with, being a continuing condition of the making of loans by Lender to Farah UK hereunder:

            (a)  Farah UK shall at all times preserve,
   renew and keep in full force and effect its existence as a corporation and the rights and franchises with respect thereto and continue to engage in business of the same type as it is engaged as of the date hereof. Farah UK shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name which notice shall set forth the new name.

            (b)  The books and records and chief
   executive office of Farah UK are maintained at Crittall Road, Witham, Essex CM8 3DJ England. Farah
   UK shall not change such location without Lender's prior written consent and prior to making any such change, Farah UK agrees to execute any additional documents or notices which Lender may require. The only locations of any assets of Farah UK are those addresses listed on Exhibit A hereto and made a part hereof. Exhibit A sets forth the owner and/or operator of the premises at such addresses for all locations which Farah UK does not own and operate and all mortgages, if any, with respect to the premises. Farah UK shall not remove any Farah UK
   Collateral from such locations, without Lender's prior written consent, except for sales of Farah UK
   Inventory in the ordinary course of business of Farah UK.

            (c)  Farah UK shall maintain its shipping
   forms, invoices and other related documents in a form satisfactory to Lender and shall maintain its books, records and accounts in accordance with applicable accounting principles consistently applied. Farah agrees to furnish Lender monthly with accounts receivable aging, inventory reports
   (if requested by Lender) and interim financial statements (including balance sheets, statements of income and surplus account and cash flow statements), and to furnish Lender, at any time or from time to time with such other information regarding its business affairs and financial condition as Lender may reasonably request, including, without limitation, balance sheets, statements of profit and loss, financial statements, cash flow and other projections, earnings forecasts, schedules, aging and reports. Farah UK hereby irrevocably authorizes and directs all accountants, auditors or other third parties to deliver to Lender, at Farah UK's expense, copies of its financial statements, papers related thereto, and other accounting records of any nature in their possession and to disclose to Lender any information they may have regarding its business affairs and financial conditions. All such statements and information will fairly present Farah UK's financial condition as of the dates and the results of Farah
   UK's operations for the periods, for which the same are furnished. Any documents, schedules or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, unless Farah UK makes written request therefor and pays all expenses attendant to their return, in which event Lender shall return same when Lender's actual or anticipated need therefor has ceased.

            (d) Farah UK shall keep and maintain, at its own cost and expense, satisfactory and complete books and records of all Farah UK Accounts, all payments received or credits granted thereon and all other dealings therewith. At any time on or after the occurrence of an Event of Default, at such times as Lender may request, Farah UK shall deliver to Lender all original documents evidencing the sale and delivery of goods or the performance of services which created any Accounts, including but not limited to all original contracts, orders, invoices, bills of lading, warehouse receipts, delivery tickets and shipping receipts. At any such time as Lender may request, Farah UK shall deliver to Lender schedules describing the Accounts and/or written confirmatory assignments to Lender of each Account, in form and substance satisfactory to Lender and duly executed by Farah UK, together with such other information as Lender may request. Lender will return to Farah UK, at Farah UK's expense, any original documents evidencing the sale and delivery of goods which created any Accounts delivered to Lender pursuant to this Section 3(d) and in Lender's possession when Lender's actual or anticipated need therefor has ceased. In no event shall the making or the failure to make or the content of any schedule or assignment or Farah UK's failure to comply with the provisions hereof be deemed or construed as a waiver, limitation or modification of Lender's security interest therein, lien upon and assignment of the Farah UK Collateral or Farah UK's representations, warranties or covenants under this Amendment or any of the other Financing Agreements.

            (e)  Farah UK shall immediately upon
   obtaining knowledge thereof report to Lender all reclaimed, repossessed or returned goods (other than returns in the ordinary course of business of Farah
   UK which shall only be reported to Lender with such frequency and in such manner as Lender may reasonably require). At Lender's request, any goods reclaimed or repossessed by or returned to Farah UK will be set aside, marked with Lender's name and held by Farah UK for the account of Lender.

            (f)  Farah UK shall duly pay and discharge
   all taxes, assessments, contributions and governmental charges upon or against Farah UK or its properties or assets prior to the date on

                         -- 10 --

   which penalties attach thereto. Farah UK will be liable for any tax or penalty imposed upon any transaction under this Amendment or any of the other
   Financing Agreements or giving rise to the Farah UK
   Accounts or any other assets of Farah UK or which Lender may be required to withhold or pay for any reason and Farah UK agrees to indemnify and hold
   Lender harmless with respect thereto, and to repay to Lender on demand the amount thereof, and until paid by Farah UK such amount shall be added to and deemed part of the Obligations.

            (g)  Except as otherwise disclosed to
   Lender in writing, there is no present investigation by any Governmental Agency pending or threatened against Farah UK and there is no action, suit, proceeding or claim pending or threatened against Farah UK or its assets or goodwill, or affecting any transactions contemplated by this Amendment or the other Financing Agreements, or any instruments or documents delivered in connection herewith or therewith before any court, arbitrator or Governmental Agency which if adversely determined with respect to Farah UK would result in any material adverse change in Farah UK's business, properties, assets, goodwill, or condition, financial or otherwise.

            (h)  Farah UK does not have any
   Subsidiaries as of the date hereof except as set forth on Exhibit B hereto. Farah International,
   Inc., a Texas corporation, is the direct and beneficial owner and holder of 9,999 shares of the issued and outstanding shares of capital stock of Farah UK and Farah USA is the direct and beneficial owner and holder of 1 share of the issued and outstanding shares of capital stock of Farah UK, which 10,000 shares constitute all of the issued and outstanding shares of capital stock of Farah UK.
   Farah UK will not form or acquire any Subsidiary without the prior written consent of Lender.

            (i)  Farah UK will not, and will not permit
   any subsidiary to, create, incur, assume or permit to exist, contingently or otherwise, any Indebtedness, except:

   (i)    Indebtedness to Lender;

                 (ii)   Indebtedness consisting of
   unsecured current liabilities incurred in the ordinary course of its business which are not past due;

                 (iii)  unsecured Indebtedness of Farah
   UK to Farah Exports (Ireland) in the amount of British Pounds Sterling 3,887,791.64 outstanding as of December 19, 1993 and incurred by Farah UK in the ordinary course of business of Farah UK pursuant to the purchase of Inventory by Farah UK from Farah Exports (Ireland), which Indebtedness is, in all respects, subject and subordinate in right of PaYment to the right of Lender to receive the prior

                         -- 11 --

   indefeasible payment in full of all of the Obligations; provided, that: (A) Farah UK shall not, directly or indirectly, make any payments in respect of such Indebtedness, including, but not limited to, any prepayments or other non-mandatory payments or any payments pursuant to the purported acceleration thereof except, that, Farah UK may make payments from time to time to Farah Exports (Ireland) in respect of such indebtedness outstanding as of the date hereof, Provided, that, each of the following conditions is satisfied: (1) as of the date of each such payment and after giving effect thereto, no Event of Default shall exist or have occurred and
   (2) the aggregate amount of all such payments in any fiscal year of Farah UK shall not exceed $500,000, and (B) Farah UK shall not, directly or indirectly,
   (1) amend, modify, alter or change the terms of such Indebtedness or (2) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose;

                 (iv)   Indebtedness incurred in the
   ordinary course of its business secured only by liens permitted under Sections 3(j)(ii) and 3(j)(iii) hereof;

                 (v)    Indebtedness owing to any one
   person existing on the date hereof in an amount of less than $10,000 (or the foreign currency equivalent thereof as determined by Lender) and any other Indebtedness existing on the date hereof equal to or in excess of such amount which is described on Exhibit C hereto, provided, that: (A) Farah UK and its subsidiaries may only make regularly scheduled payments of principal and interest in respect of such Indebtedness as set forth on Exhibit C, (B)
   Farah UK will not, directly or indirectly, (1) make any prepayments or other non-mandatory payments in respect of any such Indebtedness or (2) redeem, retire, defease, purchase or otherwise acquire such Indebtedness,or set aside or otherwise deposit or invest any sums for such purpose or (3) amend, modify, alter or change the terms of the arrangements relating thereto or any agreement or instrument evidencing such Indebtedness, and (C)
   Farah UK and its subsidiaries will furnish to Lender all notices, demands or other materials concerning such Indebtedness, promptly after receipt thereof or concurrently with the sending thereof, as the case may be.

            (j) Farah UK will not, and will not permit any subsidiary to create or suffer to exist any mortgage, pledge, security interest, lien, encumbrance, defect in title or restriction upon the use of its real or personal properties, whether now owned or hereafter acquired, except:

   Lender;

   (i)   the liens or security interests in favor of

                (ii)  tax, mechanics or other like
   statutory liens arising in the ordinary course of Farah UK's business to the extent (A) such liens secure Indebtedness which is not overdue or (B) until foreclosure or similar proceedings shall have been commenced, such liens secure Indebtedness relating to claims or liabilities which are being contested in good faith by appropriate proceedings available to Farah UK prior to the commencement of foreclosure or other similar proceedings and are adequately escrowed for or reserved against in Lender's judgment;

                 (iii)  purchase money mortgages or
   other purchase money liens or security interests upon any specific fixed assets hereafter acquired, or mortgages, liens or security interests existing on any such future fixed assets at the time of acquisition thereof (including, without limitation, capitalized or finance leases) or in connection with the refinancing of the existing capitalized leases with respect to specific assets, provided, that, (A) no such purchase money or other mortgages, liens or security interests (or capitalized or finance lease, as the case may be) with respect to specific future fixed assets or as refinanced shall extend to or cover any other property, other than the specific fixed assets so acquired, or acquired or refinanced subject to such mortgage, lien or security interest
   (or lease) and the proceeds thereof, (B) such mortgage, lien or security interest secures the obligation to pay the purchase price of such specific fixed assets only (or the obligations under the capitalized or finance lease), and (C) the principal amount secured thereby shall not exceed one hundred (100%) percent of the cost of the fixed assets so acquired; and

                 (iv)   the existing liens,
   encumbrances or security interests described on Exhibit D hereto.

            (k)  Farah UK will not, and will not permit
   any subsidiary to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or Indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends or any Person or agree to do any of the foregoing, except:

   (i)    guarantees in favor of Lender;

                 (ii)   loans by Farah UK or any of its
   subsidiaries to any of the other Borrowers or Farah
   Incorporated, after written notice to Lender;

                 (iii)  the endorsement of instruments
   for collection or deposit in the ordinary course of business;

                 (iv)   investments by Farah UK in the
   stock of any existing Subsidiary as of the date hereof;

                 (v)    after written notice thereof to
   Lender, investments in the following instruments, which shall be pledged and delivered to Lender upon Lender's request, (A) marketable obligations issued or guaranteed by the United States of America or an instrumentality or agency thereof, maturing not more than one (1) year after the date of acquisition thereof, (B) certificates of deposit or other obligations maturing not more than one (1) year after the date of acquisition thereof issued by any bank or trust company organized under the laws of and located in the United States of America or any State thereof or any bank, trust company, building society or other financial institution organized under the laws of and located in England or Wales and having capital, surplus and undivided profits of at least $100,000,000 or the foreign currency equivalent thereof as determined by Lender
   (provided, that, upon Lender's request, Farah UK or such subsidiary, as the case may be, shall execute and deliver to Lender a pledge agreement or memorandum of deposit with respect thereto, in form and substance satisfactory to Lender) and (C) open market commercial paper with a maturity date not in excess of two hundred seventy (270) days from the date of acquisition thereof which have the highest credit rating by either Standard & Poor's
   Corporation or Moody's Investors Service, Inc.

            (1)  Farah UK will not, and will not permit
   any subsidiary to, directly or indirectly, purchase, acquire or lease any property or receive any services from, or sell, transfer or lease any property or services to any Affiliate of Farah UK except on prices and terms no less favorable than would have been obtained in an arm's length transaction with a non-affiliated person.

            (m)  Farah UK will permit representatives
   of Lender at any time to inspect its inventory, equipment and other tangible Farah UK Collateral and to have free access to and right of inspection of any papers, instruments an records pertaining to any of the Farah UK Collateral and make abstracts or photocopies from Farah UK's books and records, at the expense of Farah UK, pertaining to inventory, accounts, contract rights, chattel paper, instruments, documents and other collateral. The foregoing rights shall be in addition to and shall not limit Lender's rights and remedies with respect to the Farah UK Collateral upon or at any time after the occurrence of an event of default (as provided hereunder).

            (n)  Upon Lender's request, on or after the
   occurrence of an Event of Default at any time and from time to time, but in no event prior to the occurrence of an Event of Default more than once in any twelve (12) consecutive month period, Farah UK will, at its sole cost and expense, execute and deliver to Lender written reports or appraisals of the Farah UK Collateral consisting of inventory and equipment listing all items and categories thereof, describing the condition of same and setting forth the value thereof (the lower if cost or market value of the inventory and the lower of net cost less depreciation, fair market value and/or liquidation value of the equipment), in such form as is satisfactory to Lender.

            (o)  Farah UK will (i) use, store and
   maintain the Farah UK Collateral consisting of inventory and equipment with all reasonable care and caution, and (ii) use such Farah UK Collateral for lawful purposes only and in conformity with applicable laws, ordinances and regulations.

            (p)  At its option, Lender may discharge
   taxes, liens or security interests or other encumbrances at any time levied or placed on the Farah UK Collateral and may pay for the maintenance and preservation of the Farah UK Collateral and Farah UK agrees to reimburse Lender on demand, together with interest therein at the rate specified herein, for any payment made or expense incurred by Lender in connection with the foregoing and any such payment or expense shall constitute a part of the Obligations.

       4.   Farah UK Inventory Loan Sublimits.
   Notwithstanding anything to the contrary contained herein or in any of the other Financing Agreements, except in Lender's discretion, the aggregate unpaid principal amount of the loans outstanding at any time based on the Eligible Farah UK Inventory, regardless of the amounts of such Eligible Farah UK
   Inventory, shall not exceed $1,750,000.

       5.   Maximum Credit for Farah UK Loans.

            (a)  Except in Lender's discretion, the
   aggregate unpaid principal amount of the loans or other financial accommodations by Lender to Farah UK shall not exceed U.S. $2,500,000.

            (b)  Section 2.3 of the Accounts Agreement
   is hereby deleted in its entirety and the following substituted therefor:

       "Lender may, from time to time, permit the outstanding amount of any components of the loans by Lender to Borrowers and/or Credits, or the aggregate amounts of such outstanding loans and Credits to exceed the amounts available under the lending formulas provided for herein or otherwise applicable as to each of Borrowers, the lending sublimit set forth in Section 4 of Amendment No. 10 to Financing
   Agreements, or

   Section 4 or 5 of Amendment No. 11 to Financing
   Agreements or $40,000,000, as applicable; provided, that, should Lender so permit in any one instance such event shall not operate to limit, waive or otherwise affect any rights of Lender on any future occasions. In such event, and without limiting the right of Lender to demand payment of the Obligations, or any portion thereof, in accordance with any other terms of the Accounts Agreement, Amendment No. 10 to Financing Agreements, Amendment

   No. 11 to Financing Agreements or any of the other
   Financing Agreements, Borrowers shall remain liable therefor and Borrowers shall, upon demand by Lender, which may be made at any time and from time to time, repay to Lender the entire amount of any such excess(es) or in accordance with such other terms as Lender may agree to in writing at the time, except, that, Farah UK shall not be required to repay any such amounts arising as a result of loans by Lender to the other Borrowers."

   6.   Farah UK Financial Covenants.

            (a)  Net Worth.  Farah UK will, at all
   times, maintain a Consolidated Tangible Net Worth of not less than $750,000.

            (b)  Working Capital.  Farah UK will, at
   all times, maintain a ratio of Current Assets to Current Liabilities of not less than 1.0:1.0.

       7.   Farah UK Events of Default.  All
   Obligations shall be, at Lender's option, immediately due and payable without notice or demand
   (notwithstanding any deferred or installment payments allowed, if any, by any instrument evidencing or relating to the Obligations) and any provision of this Amendment or any of the other
   Financing Agreements as to future loans and advances by Lender to Borrowers shall, at Lender's option, terminate forthwith, upon the occurrence of any one or more of the following ("Farah UK Events of Default"):

            (a)  Farah UK shall be in default in the
   payment of any of the Obligations of Farah UK when due, which default shall continue for three (3) days; or

            (b)  Farah UK shall fail to observe or
   perform any covenant or agreement contained herein or in any of the other Financing Agreements other than as described in subsection (a) above and such failure shall continue for seven (7) business days, provided, that, such seven (7) business day period shall not apply in the case of: (i) any failure to observe any such covenant or agreement which is not capable of being cured at all or within such seven
   (7) business day period or which has been


                           - 16 -
   the subject of a prior failure within a six (6) month period or (ii) an intentional breach by Farah

   UK or its management of any such covenant or agreement; or

            (c)  any other guarantor, endorser or
   person liable on the Obligations shall terminate or breach any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such person with, or in favor of, Lender; or

            (d)  any representation, warranty or
   statement of fact when made to Lender at any time by or on behalf of Farah UK is false or misleading in any material respect; or

            (e)  Farah UK or any other guarantor,
   endorser or person liable on the Obligations shall become insolvent, generally unable to pay its debts as they mature, call a meeting of creditors or have a creditors' committee appointed, make a voluntary arrangement, make a general assignment for the benefit of creditors, suspend or discontinue doing business for any reason, or shall commence or have commenced against it any action or proceeding for the winding up or dissolution or the appointment of any trustee, manager, receiver, custodian, administrator or administrative receiver or liquidator of it or all or any part of its properties or assets; or

            (f)  a judgment (including, without
   limitation, any attachment, sequestration or distress) is rendered against Farah UK or any other guarantor, endorser or person liable on the Obligations in excess of $50,000 or the foreign currency equivalent thereof as determined by Lender in any one case or in excess of $100,000 or the foreign currency equivalent thereof as determined by Lender in the aggregate and the same shall remain undischarged for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed; or

            (g)  Farah UK or any other guarantor,
   endorser or person liable on the Obligations shall commence any action or proceeding for relief under the U.S. Bankruptcy Code or any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the U.S.
   Bankruptcy Code or any other present or future statute, law or regulation or an application or petition shall be made by Farah UK or any other guarantor, endorser or person liable on the Obligations or by any third person to an English

   Court for an Administration Order or any other order under the United Kingdom Insolvency Act 1986 (as amended or substituted from time to time) in respect of Farah UK or its assets or Farah UK or any other guarantor, endorser and person liable for the Obligations shall take any corporate action to authorize any of such actions or proceedings; or

                           - 17 -

                      (h)  Farah UK or any other
   guarantor, endorser or person liable on the Obligations shall have commenced against it any action or proceeding for relief under the U.S.
   Bankruptcy Code or any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the U.S. Bankruptcy Code or any other present or future statute, law or regulation which is not dismissed within thirty (30) days of its commencement, or Farah UK, any other guarantor, endorser or person shall file any answer admitting or not contesting the allegations of a petition or application filed against it in any such proceeding or by any act or omission indicates its consent to, acquiescence in or approval of, any such action or proceeding or if the relief requested is granted sooner; or

            (i)  there shall be a material adverse
   change in the business, assets or condition
   (financial or otherwise) of Farah UK from the date hereof; or

            (j)  there is any change in the majority
   control or ownership of Farah UK; or

            (k)  at any time, Lender shall, in its
   reasonable discretion, consider the Obligations insecure or all or any part of the Collateral unsafe, insecure or insufficient and Farah UK shall not on Lender's demand furnish other Farah UK
   Collateral or make payment on account, reasonable satisfactory to Lender; or

            (1)  Farah UK or any other guarantor,
   endorser or person liable on the Obligations shall default in the payment of any amounts due on any indebtedness owed by it or in the performance of any of the other terms or covenants of any evidence of such indebtedness or of any material mortgage, security agreement, indenture, debenture, pledge or other agreement relating thereto or securing such indebtedness or with respect to any material contract, lease, license or other agreement with any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto; or

            (m)  the occurrence of an Event of Default
   under any of the other Financing Agreements.

       8.   Early Termination Fee.  Section 9.2 of the
   Accounts Agreement is hereby deleted in its entirety and the following substituted therefor:

       "9.2 If Lender terminates this Agreement or the other Financing Agreements upon the occurrence of an Event of Default or, at the request of Borrowers prior to the Renewal Date, or prior to any subsequent anniversary of the Renewal Date, in view of the

                           - 18 -

   impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof:

       (a) Farah USA and Value Clothing hereby agree to pay to Lender, upon the effective date of such termination, an early termination fee in an amount equal to: (i) two (2%) percent of $40,000,000 less any amounts received by Lender on such date from Farah UK pursuant to Section 9.2(b) below, if such termination is effective on or prior to November 3, 1994 or (ii) one (1%) percent of $40,000,000 less any amounts received by Lender on such date from Farah UK pursuant to Section 9.2(b) below, if such termination is effective after November 3, 1994, but prior to the Renewal Date or if such termination is effective after the Renewal Date on a date other than an anniversary of the Renewal Date, and

       (b) Farah UK hereby agrees to pay to Lender, upon the effective date of such termination, an early termination fee in an amount equal: (i) two
   (2%) percent of $2,500,000, if such termination is effective on or prior to November 3, 1994 or (ii) one (1%) percent of $2,500,000, if such termination is effective after November 3, 1994, but prior to the Renewal Date or if such termination is effective after the Renewal Date on a date other than an anniversary of the Renewal Date.

   Such early termination fees shall be presumed to be the amount of damages sustained by said early termination and Borrowers agree that it is reasonable under the circumstances currently existing. The early termination fees provided for in this Section 9.2 shall be deemed included in the Obligations."

       9.   Covenants Applicable to U.K.  For the
   purposes of the application and interpretation of the provisions of the Accounts Agreement, this Amendment or the other Financing Agreements to the operations of Farah UK in England and to any of the Collateral which may at any time or from time to time be located in England:

            (a)  all payments of principal, interest,
   fees and other amounts to be made pursuant to the Accounts Agreement, this Amendment or the other
   Financing Agreements in respect of all or any part of the Obligations shall be made free and clear and without deduction for any and all present and future taxes, withholdings, levies, duties, any charges of any Governmental Agency and all liabilities with respect thereto (except for any taxes, duties or levies charged on the income of Lender under the laws of the United States of America), and without set-off, withholding or deduction of any kind whatsoever and, if with regard to any payment to be made by Farah UK to Lender pursuant to the Accounts Agreement, this Amendment, the other Financing Agreements or otherwise, any deduction for any and all such present and future taxes, withholding, levies, duties, charges of a Governmental Agency or any liability with respect thereto is required to be made by Farah UK, Farah UK shall pay such additional amounts to Lender as may be necessary in order that the net amount received by Lender after such deduction shall equal such payment which would have been received by Lender in the absence of such deduction; and
                    -19-

            (b)  Farah UK shall make all payments in
   respect of the Obligations in U.S. Dollars and any payment on account of the Obligations made in a currency other than U.S. Dollars, whether pursuant to a judgment or order of a Court or a Governmental
   Agency or otherwise, shall constitute a discharge of the Obligations only to the extent of the U.S.
   Dollar Equivalent which Lender is able to purchase and if the number of U.S. Dollars which Lender is 80 able to purchase is less than the number of U.S.
   Dollars originally due to it, Farah UK shall indemnify and save Lender harmless from and against any loss or damage arising as a result of such deficiency and this indemnity shall:

                 (i)   constitute an obligation
   separate and independent from the Obligations,

                 (ii)  give rise to a separate and
   independent cause of action,

                 (iii) apply irrespective of any
   indulgence granted by Lender from time to time,

                 (iv)  be secured by the assignments,
   charges and security interests created in respect of the Collateral by the Accounts Agreement, this Amendment or the other Financing Agreements, and

                 (v)   shall continue in full force and
   effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under the Accounts Agreement, this Amendment or the other
   Financing Agreements or any judgment or order or any payment made under any judgment or order or the termination or non-renewal of the Accounts
   Agreement, this Amendment and the other Financing
   Agreements.

       10.  General Representations, Warranties and
   Covenants. In addition to the continuing representations, warranties and covenants heretofore or hereafter made by Borrowers and Guarantors to Lender pursuant to the Financing Agreements, each of Borrowers and Guarantors hereby represents, warrants and covenants with and to Lender as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Financing Agreements):

            (a)  No Event of Default exists on the date
   of this Amendment (after giving effect to the amendments to the Financing Agreements made by this Amendment).

            (b)  This Amendment has been duly executed
   and delivered by Borrowers and Guarantors and is in full force and effect as of the date hereof, and the agreements and obligations of Borrowers and

   Guarantors contained herein constitute legal, valid and binding obligations of Borrowers and Guarantors enforceable against Borrowers and Guarantors ln accordance with their respective terms.

       11. Conditions Precedent. The effectiveness of the other terms and conditions contained herein shall be subject to the satisfaction of each of the following:

            (a) receipt by Lender of each of the
   following, in form and substance satisfactory to Lender and its counsel:

                 (i) All waivers, releases,
   terminations and other documents as Lender may request to evidence and effectuate the termination of the existing financing arrangements of Farah-UK with Standard Chartered Bank and the termination and release by Standard Chartered Bank of any and all of its interests pursuant to such financing arrangements in and to any assets and properties of Farah UK;

                 (ii) an absolute and unconditional
   guarantee of payment of the Obligations of Farah UK to Lender, each duly authorized, executed and delivered by each of Farah USA, Value Clothing and the Guarantors (other than Farah Licensing);

                 (iii) an absolute and unconditional
   guarantee of payment of the Obligations of Borrowers to Lender, a general security agreement granting to Lender a first and only lien upon its assets and related Uniform Commercial Code Financing
   Statements, each duly authorized, executed and delivered by Farah Licensing;

           (iv) certified copies of directors'
   resolutions of Farah UK, Farah USA, Value Clothing and the Guarantors evidencing the authorization and approval of this Amendment, the guarantees referred to above and as to Farah UK, the new borrowing arrangements to be provided by Lender to Farah UK hereunder;

      (v) originals of the Farah UK Agreements, duly authorized, executed and delivered by Farah UK and any other parties thereto;

                 (vi) appropriate lien search results
   for all jurisdictions in England in which assets of Farah UK are located, which results are ln all respects satisfactory to Lender;

                 (vii) evidence that Lender has valid
   and perfected first priority security interests in and liens upon all of the assets of Farah UK in England;

                 (viii) an opinion letter of counsel to
   Farah UK, Farah USA, Value Clothing and Guarantors with respect to the matters provided for in this Amendment (including an opinion letter of counsel to Farah UK in England) and such related matters as Lender may reasonably request;

                 (ix) all consents, waivers,
   acknowledgements and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect the security interests in and liens upon the assets of Farah UK granted by Farah UK to Lender pursuant to the Farah
   UK Agreements, including, without limitation, waivers by lessors, owners or mortgagees, processors, warehouses or consignees of any security interests, liens or other claims by such person in and to such collateral and agreements by such persons permitting Lender access to the premises to exercise its rights and remedies and otherwise deal with the collateral;

                 (x) evidence that Farah UK has
   established a blocked account or lockbox for the collection of the Accounts of Farah UK and the transfer of such collections to Lender, which shall be with a bank and on terms acceptable to Lender;

                 (xi) evidence of insurance and loss
   payee endorsements with respect to the assets of Farah UK in favor of Lender, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee, all at Farah UK's cost and expense;

                 (xii) such agreements from
   participants as may be required to effectuate the terms and provisions of this Amendment;

                                (xiii) an original of
   this Amendment, duly authorized, executed and delivered by Farah UK, Farah USA, Value Clothing and
   Guarantors;

            (b) all representations and warranties
   contained herein, in the Accounts Agreement and in the other Financing Agreements shall be true and correct in all respects;

            (c) no Event of Default shall have occurred and no event shall have occurred or condition be exiting which, with notice or passage of time or both, would constitute an Event of Default.

       12.  WAIVER OF JURY TRIAL.  THE PARTIES HERETO
   HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR
   PROCEEDING OF ANY KIND WITH RESPECT TO, IN
   CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT,
   THE OTHER FINANCING AGREEMENTS, THE OBLIGATIONS, THE
   COLLATERAL OR ANY INSTRUMENT, DOCUMENT OR GUARANTY
   DELIVERED PURSUANT HERETO OR TO ANY OF THE
   FOREGOING, OR THE VALIDITY, PROTECTION,
   INTERPRETATION, ADMINISTRATION, COLLECTION OR
   ENFORCEMENT HEREOF OR THEREOF OR PURSUANT TO THE
   OTHER FINANCING AGREEMENTS, OR ANY OTHER CLAIM OR
   DISPUTE HOWSOEVER ARISING BETWEEN FARAH UK, FARAH
   USA, VALUE CLOTHING AND GUARANTORS AND LENDER.

       13.  WAIVER OF COUNTERCLAIMS; JURISDICTION;
   SERVICE OF PROCESS.  EACH OF FARAH UK, FARAH USA,
   VALUE CLOTHING AND GUARANTORS HEREBY WAIVES ALL
   RIGHTS OF SETOFF AND RIGHTS TO IMPOSE COUNTERCLAIMS
   IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY
   MATTER CONNECTED WITH THIS AGREEMENT, THE OTHER
   FINANCING AGREEMENTS, THE OBLIGATIONS, THE
   COLLATERAL, OR ANY TRANSACTION BETWEEN THE PARTIES
   HERETO, AND IRREVOCABLY CONSENTS AND SUBMITS TO THE
   NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF
   THE STATE OF NEW YORK IN NEW YORK CITY AND THE
   UNITED STATES DISTRICT COURT FOR THE SOUTHERN
   DISTRICT OF NEW YORK AND THE DISTRICT COURT OF THE
   STATE OF TEXAS AND THE UNITED STATES DISTRICT FOR
   THE NORTHERN DISTRICT OF TEXAS AND THE COURTS OF ANY
   STATE IN WHICH ANY OF THE COLLATERAL IS LOCATED AND
   OF ANY FEDERAL COURT LOCATED IN SUCH STATES IN
   CONNECTION WITH ANY ACTION, PROCEEDING OR CLAIM
   ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE
   OTHER FINANCING AGREEMENTS, THE OBLIGATIONS, THE
   COLLATERAL OR ANY DOCUMENT, INSTRUMENT OR GUARANTY
   DELIVERED PURSUANT HERETO OR TO ANY OF THE
   FOREGOING.  IN ANY SUCH LITIGATION, EACH OF FARAH
   UK, FARAH USA, VALUE CLOTHING AND GUARANTORS WAIVES
   PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER
   PROCESS AND AGREES THAT THE SERVICE THEREOF MAY BE

   MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT
   REQUESTED AND BY TELECOPIER, DIRECTED TO IT AT ITS
   CHIEF EXECUTIVE OFFICE SET FORTH IN THE ACCOUNTS
   AGREEMENT OR THE OTHER FINANCING AGREEMENTS, OR
   DESIGNATED IN WRITING PURSUANT TO THIS AGREEMENT,
   OR IN ANY OTHER MANNER PERMITTED BY THE RULES OF
   SAID COURTS.  WITHIN THIRTY (30) DAYS AFTER SERVICE,
   FARAH UK, FARAH USA, VALUE CLOTHING AND GUARANTORS
   NAMED IN SUCH SUMMONS,

   COMPLAINT OR OTHER PROCESS FAILING WHICH FARAH UK,
   FARAH USA, VALUE CLOTHING AND GUARANTORS, AS THE
   CASE MAY BE, SHALL BE DEEMED IN DEFAULT AND JUDGMENT
   MAY BE ENTERED BY LENDER AGAINST SUCH BORROWERS OR
   GUARANTORS FOR THE AMOUNT OF THE CLAIM AND OTHER
   RELIEF REQUESTED THEREIN.

   FARAH U.S.A., INC.

   By:       /s/ James C. Swaim
   Title:         Treasurer


   FARAH MANUFACTURING (U.K.) LIMITED

   By:       /s/ Richard C. Allender
   Title:         Director

   FTX, INC.
   By:       /s/ Thomas H. Ludwick
   Title:         Treasurer


   ACKNOWLEDGED AND AGREED:

   FARAH INCORPORATED
   FARAH INTERNATIONAL, INC.
   VALUE SLACKS, INC.
   VALUE CLOTHING COMPANY, INC.
   FARAH SALES CORP.
   FARAH MANUFACTURING SERVICES, INC.
   FARAH MANUFACTURING COMPANY, INC.
   FARAH MANUFACTURING COMPANY
     OF NEW MEXICO, INC.
   FARAH CLOTHING COMPANY, INC.
   RADCO SPORTSWEAR, INC.
   CORPORACION FARAH-COSTA RICA S.A.
   FARAH LICENSING COMPANY

   By:  /s/ James C. Swaim

   Title:   Treasurer

   ACKNOWLEDGED AND AGREED:

   CONGRESS FINANCIAL CORPORATION
     (SOUTHWEST)

   By:  /s/ Ed Franco
   Title:   Vice President